BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Geospatial Corporation

2. The articles have been amended as follows: (provide article numbers, if available)
See attached Exhibit A.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: See Attached Exhibit B

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

ARTICLE II of the Geospatial Corporation Articles of Incorporation
is hereby amended in its entirety to read as follows:

"ARTICLE II – STOCK

The aggregate number of shares which this corporation shall have authority to issue is 750,000,000 shares of Common Stock having a par value of $.001 per share and 25,000,000 shares of Preferred Stock having a par value of $.001 per share. All Common Stock of the corporation shall be of the same class and shall have the same rights and preferences. The Company shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Company. Fully-paid stock of this Company shall not be liable to any further call or assessment."

EXHIBIT B

The Amendment to the Articles of Incorporation of Geospatial Corporation was approved by a written consent signed by shareholders holding shares entitling them to 496,193,538 votes out of a total of 628,921,091 votes, or 78.9%.